Exhibit 99.1

CONTACT:	Fred Neergaard
(603) 513-5710 or
Kristen Costa
(603) 513-5708

-- For Immediate Release --

Speedway Motorsports Completes Purchase of New Hampshire Facility,

Green Flag Drops for New Era at New Hampshire Motor Speedway

LOUDON, N.H. (Jan. 11, 2008) – Closing documents were completed today, finalizing Speedway Motorsports, Inc.’s (NYSE:TRK) purchase of New Hampshire Speedway, Inc. d/b/a New Hampshire International Speedway, from Bob and Gary Bahre for $340 million in cash.

The completed purchase was announced today by O. Bruton Smith, founder, chairman and chief executive officer of Speedway Motorsports, Inc.

Smith also announced, to better align with other SMI-owned speedway brands, New Hampshire International Speedway was being renamed New Hampshire Motor Speedway.

“New Hampshire Motor Speedway is a wonderful addition to our strong portfolio of tracks and provides the opportunity for our company to expand into a new market,” said Smith. “Bob and his staff have made this a smooth transition since we announced our agreement in Texas on November 2. We look forward to many successes in our operation of the New Hampshire Motor Speedway.”

Earlier, Smith announced the promotion of long-time SMI executive Jerry Gappens to Executive Vice president and General Manager of the facility, which hosts two NASCAR Sprint (formerly NEXTEL) Cup Series events each year. Gappens has relocated from Charlotte, N.C. and has assumed his new duties at the Speedway.

“Thanks to the support of our loyal fans, dedicated sponsors, and wonderful employees, the Speedway has grown more than Gary and I ever could have imagined,” said Bob Bahre, former Chairman of the Board. “We are looking forward to working with Bruton, Jerry, and their team and fully supporting them in their efforts to take this to a higher level for our fans.”

Bahre will remain associated with the facility he built as a consultant.

Located on approximately 1,100 acres, the multi-use complex is the largest sports facility in New England and features a 1.058-mile oval speedway, with chairback seating for 92,000 spectators, and a 1.6-mile road course.

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The Speedway hosts the only NASCAR Sprint Cup Series, NASCAR Nationwide (formerly BUSCH) Series and NASCAR Craftsman Truck Series events in the six-state New England region. Both NASCAR Sprint Cup Series races regularly sell out and exceed the NFL Super Bowl in attendance.

With the addition of New Hampshire Motor Speedway, SMI will own race tracks in the Northeast, Southeast, Southwest, and West, including four of the nation’s top-10 metropolitan markets.

Speedway Motorsports, Inc. will promote 13 NASCAR-sanctioned Sprint Cup races in 2008 and nine NASCAR-sanctioned Nationwide Series events. Combined seating for the seven SMI facilities will exceed 850,000 permanent seats.

“The Northeast race fans are incredible in their support of the Speedway and have a great passion for the sport of NASCAR,” said Gappens. “We have an outstanding staff, and we are united in our effort to provide a winning experience for our guests when they visit New Hampshire Motor Speedway.”

Tickets for all NASCAR events at New Hampshire Motor Speedway, including the LENOX Industrial Tools 301 on June 29 and the SYLVANIA 300 on September 14, are available online at www.nhms.com or by calling Guest Services at (603) 783-4931.

About Speedway Motorsports, Inc.

Speedway Motorsports, Inc. is a leading promoter, marketer and sponsor of motorsports activities in the United States. The Company owns and operates Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The company also provides souvenir merchandising services through its SMI Properties subsidiary; provides radio programming, production and distribution through its Performance Racing Network subsidiary; develops electronic and media promotional programming and distributes wholesale and retail racing apparel through The Source International subsidiary; and manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary. It also co-owns Motorsports Authentics, a joint venture with International Speedway Corporation, which produces, markets and sells licensed motorsports merchandise.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of expense reduction efforts; capital projects; expansion;

economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities and associated profitability; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results

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or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.